                                                   UNITED STATES

       SECURITIES AND EXCHANGE COMMISSION

                                                             Washington, DC 20549

                                   FORM 8-K

       Current Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

                      Date of Report (Date of earliest event reported): May 4, 2011

                                                         CSP Incorporated

                                       (Exact name of the registrant as specified in its charter)

Massachusetts

(State or other jurisdiction of incorporation)

                             000-10843                               04-2441294

(Commission File Number) (IRS Employer Identification No.)

                      43 Manning Road, Billerica, Massachusetts              01821-3901

                      (Address of principal executive offices)                   (Zip Code)

                                                                     (978) 663-7598

                                           (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On May 4, 2011, CSP Inc. (the "Company") issued a press release announcing its financial results for the second quarter fiscal year 2011 which ended March 31, 2011. A copy of the press release relating to such announcement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information set forth in this Form 8-K, including the exhibits attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section. The information in this Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01   Financial Statements and Exhibits.

(c) Exhibits

99.1 Press Release Dated May 4, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSP INC.

Date: May 4, 2011 By: /s/Gary W. Levine

Gary W. Levine

Vice President Finance and

Chief Financial Officer

Contact: Gary Levine

Chief Financial Officer

CSP Inc.

Tel: 978.663.7598 ext. 1200

Fax: 978.663.0150

CSP Inc. Reports Second-Quarter Fiscal 2011 Financial Results

Demand Environment Strong Across Service and Systems Integration Segment

Service and Systems Integration Gross Margins Grew 300 Basis Points YOY to 16%

BILLERICA, MA, May 4, 2011 - CSP Inc. (NASDAQ: CSPI), a provider of IT solutions, systems integration services and dense cluster computing systems, today reported financial results for the second quarter of fiscal 2011 ended March 31, 2011.

For the second quarter of fiscal 2011, total sales were $19.2 million compared with $23.9 million for the second quarter of 2010. For the first six months of 2011, sales were $41.3 million compared with $42.6 million in the year-earlier period.

Gross profit for the second quarter of fiscal 2011 was 22.1% compared with 23% in the second quarter a year ago. For the first half of fiscal 2011, gross profit was 21.2% compared with 18.3% in same period of fiscal 2010.

Net income for the second quarter of fiscal 2011 was $0.3 million, or $0.08 per diluted share, compared with net income of $1.0 million, or $0.27 per diluted share, in the second quarter of fiscal 2010. For the first six months of fiscal 2011, net income was $0.7 million, or $0.19 per diluted share, compared with net income of $0.2 million, or $0.07 per diluted share for the year-earlier period.

Cash and short-term investments decreased by approximately $1.2 million from fiscal year ended September 30, 2010 to $14.4 million as of March 31, 2011. CSP purchased approximately $200,000 of common stock during the quarter. CSP's cash position may vary significantly from quarter to quarter due to the high working capital requirements needed to fund large projects at both its Systems and its Services and Systems Integration segments.

Management Comments

"We are pleased with our financial performance in the second quarter, notwithstanding unusually difficult year-over-year comparisons in both our Systems and our Service and Systems Integration businesses," said CSP Chairman and Chief Executive Officer Alexander R. Lupinetti. "Coupled with our stellar performance in the first quarter, we are running significantly ahead of our expectations for the first half of the year, especially on the bottom line."

"The highlight of the quarter at our Systems business was the budget approval of 10 new E2D Advanced Hawkeye intelligence, surveillance and reconnaissance aircraft," said Lupinetti. "We expect that these aircraft will be built during the next few years. At our Service and Systems Integration business, we were able to overcome much of the year-over-year revenue deficit caused by reduced sales to a major hosting customer, as well as improve our gross margin for the quarter. Even though sales were down 13% in the segment, gross profit actually increased 4% and gross margin grew 300 basis points to 16%."

"Looking forward, at our Systems segment we are well positioned to capitalize on the military's network-centric warfare priorities and to support the next Low Rate Initial Production Phases of the E2D program," said Lupinetti. "We also are poised to capitalize on strong demand across the Service and Systems Integration segment and to make progress on our strategy to attract higher-margin consulting, as well as solutions and managed services business. As a result, we continue to be optimistic about the remainder of fiscal 2011."

Conference Call Details

CSP Chairman and Chief Executive Officer Alexander R. Lupinetti, and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review CSP's financial results and provide a business update. To listen to a live webcast of the call, please visit the "Investor Relations" section of the Company's website at www.cspi.com. Individuals may also listen to the call via telephone, by dialing (877) 709-8155 or (201) 689-8881. For interested parties unable to participate in the live call, an archived version of the webcast will be available for one year on CSP's website.

About CSP Inc.

Based in Billerica, Massachusetts and founded in 1968, CSP Inc. and its subsidiaries develop and market best-of-breed IT solutions, systems integration services, and high-performance computer systems. CSP's Systems segment includes the MultiComputer Division, which supplies high-performance Linux cluster systems for a broad array of defense applications, including radar, sonar and surveillance signal processing. The Company's MODCOMP Inc. subsidiary, also part of its Service and Systems Integration segment founded in 1970, is a leading provider of IT solutions and systems integration services for complex IT environments. MODCOMP works with third parties to develop cutting edge solutions in the global IT markets and has offices in the U.S., U.K. and Germany. More information about CSP is available on the company's website at www.cspi.com. To learn more about MODCOMP, Inc., consult www.modcomp.com.

Safe Harbor

The Company wishes to take advantage of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include, but are not limited to, those relating to expectations regarding the build plans for the E2D aircraft, that the company is well positioned to capitalize on the military's network-centric warfare priorities and to support the next Low Rate Initial Production Phases of the E2D program, its ability to capitalize on strong demand across the Service and Systems Integration segment, to make progress on its strategy to attract higher higher-margin consulting, as well as solutions and managed services business, and its optimism regarding the remainder of fiscal 2011. The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the SEC. Please refer to the section on forward-looking statements included in the Company's filings with the Securities and Exchange Commission.

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	September 30,
	2011	2010
Assets
Current assets:
Cash and short-term investments	$14,372	$15,531
Accounts receivable, net	12,610	12,190
Inventories	8,314	5,862
Other current assets	2,540	2,368
Total current assets	37,836	35,951
Property, equipment and improvements, net	920	873
Other assets	4,651	4,555
Total assets	$43,407	$41,379

Liabilities and Shareholders' Equity
Current liabilities	$15,217	$13,948

Pension and retirement plans	9,199	8,928
Non-current liabilities	24	24

Shareholders' equity	18,967	18,479
Total liabilities and shareholders' equity	$43,407	$41,379

CSP INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

                                                               /---Three Months Ended---/ /---Six Months Ended---/
	Mar. 31,	Mar. 31,	Mar. 31,	Mar. 31,
	2011	2010	2011	2010
Sales:
Product	$15,726	$20,551	$33,150	$35,796
Service	3,483	3,370	8,169	6,786
Total sales	19,209	23,921	41,319	42,582

Cost of Sales:
Product	12,457	15,960	27,750	29,576
Service	2,503	2,471	4,792	5,212
Total cost of sales	14,960	18,431	32,542	34,788

Gross profit	4,249	5,490	8,777	7,794

Operating expenses:
Engineering and development	508	430	1,018	902
Selling, general & administrative	3,310	3,411	6,685	6,468
Total operating expenses	3,818	3,841	7,703	7,370

Operating income	431	1,649	1,074	424

Other income (loss), net	(1)	(16)	(22)	(36)

Income before income taxes	430	1,633	1,052	388
Provision for income taxes	144	644	377	141

Net income	$286	$989	$675	$247

Net income attributable to common stockholders	$282	$979	$666	$245

Income per share - basic	$0.08	$0.28	$0.19	$0.07
Weighted average shares outstanding - basic	3,437	3,552	3,455	3,544

Income per share - diluted	$0.08	$0.27	$0.19	$0.07
Weighted average shares outstanding - diluted	3,471	3,581	3,491	,573